As filed with the Securities and Exchange Commission on October 28, 2009

REGISTRATION NO. 333-161714

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

X-RITE, INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Michigan	3861	38-1737300
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4300 44th Street, S.E.

Grand Rapids, Michigan 49512

(616) 803-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas J. Vacchiano Jr.

President and Chief Executive Officer

X-Rite, Incorporated

4300 44th Street, S.E.

Grand Rapids, Michigan 49512

(616) 803-2100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Helen R. Friedli, P.C.

Eric Orsic

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606

(312) 372-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.10 per share, including Junior Participating Preferred Stock purchase rights(4)	58,150,640 shares	$1.975	$114,847,514	$6,409

(1)	This registration statement registers (i) 50,650,640 shares of common stock held by the selling shareholders, (ii) 7,500,000 shares of common stock issuable to the selling shareholders upon the exercise of warrants held by selling shareholders and (iii) an indeterminate amount of additional securities as may be issuable from time to time upon exercise of the warrants pursuant to Rule 416(a) under the Securities Act resulting from the anti-dilution provisions of the warrants.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on August 31, 2009, which date is within five business days prior to the initial filing date of this registration statement.

(3)	Previously paid.

(4)	The shares of common stock being registered hereby will be accompanied by the registrant’s junior participating preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights will not be exercisable, will be evidenced by the certificates representing the registrant’s common stock, and will attach to and trade only together with the common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders identified in this prospectus may not sell these securities or solicit an offer to buy these securities until the registration statement of which this prospectus is a part is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 28, 2009

PROSPECTUS

58,150,640 Shares

X-RITE, INCORPORATED

Common Stock

This prospectus may be used only in connection with the resale, from time to time, by the selling shareholders identified in this prospectus of up to 58,150,640 shares of our common stock, par value $0.10 per share, or the Shares. We will not receive any proceeds from any sale by the selling shareholders of the common stock covered by this prospectus and any prospectus supplement. The selling shareholders will receive all proceeds and will pay all underwriting discounts and commissions, if any, applicable to the sale of the Shares.

You should read this prospectus and any prospectus supplement, and the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus as well as in supplements to this prospectus for a discussion of certain risks you should consider before buying any securities hereunder.

Our common stock is quoted and traded on the NASDAQ Global Select Market under the symbol “XRIT.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling shareholders may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling shareholders may offer. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained in or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with information other than the information contained or incorporated by reference in this prospectus or any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Whenever we refer to “X-Rite,” “we,” “our” or “us” in this prospectus, we mean X-Rite, Incorporated and its subsidiaries, unless the context indicates otherwise. Whenever we refer to OEP in this prospectus, we mean OEPX, LLC, a Delaware limited liability company. Whenever we refer to Sagard in this prospectus, we mean Sagard Capital Partners, L.P., a Delaware limited partnership. Whenever we refer to Tinicum in this prospectus, we mean Tinicum Capital Partners II, L.P., a Delaware limited partnership, Tinicum Capital Partners II Parallel Fund, L.P., a Delaware limited partnership, and Tinicum Capital Partners II Executive Fund L.L.C., a Delaware limited liability company.

X-RITE, INCORPORATED

X-Rite is a technology company that develops a full range of color management systems and solutions. X-Rite’s technologies assist manufacturers, retailers and distributors in achieving precise color appearance throughout their global supply chain. X-Rite products also assist printing companies, graphic designers, and professional photographers in achieving precise color reproduction of images across a wide range of devices and from the first to the last print. Our products also provide retailers color harmony solutions at point of purchase. The key markets served include Imaging and Media, Industrial, and Retail. X-Rite was organized in 1958 as a Michigan corporation.

Our headquarters are located at 4300 44th Street, S.E., Grand Rapids, Michigan 49512, and our telephone number at that address is (616) 803-2100. We maintain a website at www.xrite.com. The information contained in our website is not a part of, and is not incorporated by reference into, this prospectus.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described below, as well as the risks set forth in the section entitled “Risk Factors” in any prospectus supplement and in “Part I, Item 1A. Risk Factors,” in our most recent annual report on Form 10-K, and in “Part II, Item 1A. Risk Factors,” in our quarterly reports on Form 10-Q filed subsequent to such Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, as well as the other information, documents and reports we have included or incorporated by reference in this prospectus and any prospectus supplement. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

Our future results could be harmed by economic, political, geographic, regulatory and other specific risks associated with international operations.

The acquisitions of Amazys Holding AG in July of 2006 and Pantone, Inc. in October 2007 significantly expanded our international operations. During fiscal 2008, we derived approximately 67.2 percent of our total revenues from sales of our products outside of the United States, compared with 65.7 percent during fiscal 2007 and 60.7 percent during fiscal 2006. We intend to continue to pursue growth opportunities in sales internationally, which could expose us to greater risks associated with international sales and operations. There can be no assurance that we will maintain or expand our international sales. If the revenues generated from international activities, especially in emerging markets, are inadequate to offset the expense of maintaining such international operations, our business, financial condition and results of operations could be materially and adversely affected. The increasingly international reach of our businesses could also subject us and our results of operations to unexpected, uncontrollable and rapidly changing economic and political conditions. Specifically, international sales and operations are subject to inherent risks, including:

•	lack of experience in a particular geographic market;

•	tariffs and other barriers, including import and export requirements and taxes on subsidiary operations;

•	different and changing regulatory requirements in various countries and regions;

•	fluctuating exchange rates and currency controls;

•	difficulties in staffing and managing foreign sales and support operations;

•	longer accounts receivable payment cycles;

•	potentially adverse tax consequences, including repatriation of earnings;

•	diminished protection of intellectual property in some countries outside the U.S.;

•	development and support of localized and translated products;

•	lack of acceptance of localized products or X-Rite in foreign countries;

•	differing local product preferences and product requirements;

•	labor force instability, including possible shortages of skilled personnel required for local operations; and

•	political and/or economic instability, such as perceived or actual public health or terrorist risks which impact a geographic region and business operations therein.

As we expand our international operations, we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in these geographic regions.

The current general economic slowdown could continue to adversely affect our revenues and profitability.

Many of our products are used for quality control purposes within a larger manufacturing or production process. As such, our sales in some instances are linked to capital goods spending. Should the slowdown in capital goods spending or changes in global economic conditions be prolonged, our revenues and profitability could be noticeably and adversely impacted. We cannot predict the duration of the current economic slowdown or the timing or strength of a subsequent economic recovery, worldwide, or in the specific end markets that we serve. Additionally, our stock price could decline if investors have concerns that our business, financial conditions and results of operations will continue to be negatively impacted by the economic downturn.

If we fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.

Our ability to attract new customers, retain existing customers and pursue our strategic objectives depends on the continued services of our current management, sales, product development and technical personnel and our ability to identify, attract, train and retain similar personnel. Competition for top management personnel is intense and we may not be able to recruit and retain the personnel we need if we are unable to offer competitive compensation and benefits. The loss of any one of our management personnel, or our inability to identify, attract, train, retain and integrate additional qualified management personnel, could make it difficult for us to manage our business successfully and pursue our strategic objectives. We do not carry key person life insurance on any of our employees. Similarly, competition for skilled sales, product development and technical personnel is intense and we may not be able to recruit and retain the personnel we need. The loss of the services of key sales, product development and technical personnel, or our inability to hire new personnel with the requisite skills, could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

Our substantial debt level could adversely affect our operating flexibility and put us at a competitive disadvantage.

As of October 2, 2009, we had $187.5 million of debt between our first and second lien facilities. This substantial amount of debt will require significant interest and principal payments. Our level of debt and the limitations imposed on us by our credit agreements could adversely affect our operating flexibility and put us at a competitive disadvantage. Our substantial debt level may adversely affect our future performance, because, among other things:

•	we may be placed at a competitive disadvantage relative to our competitors, some of which have lower debt service obligations and greater financial resources that we do;

•	our ability to complete future acquisitions may be limited;

•	we will have to use a portion of our cash flow for debt service rather than for investment in research and development and capital expenditures;

•	we may not be able to obtain further debt financing and/or we may have to pay more for such additional financing as we are able to obtain;

•	we may not be able to take advantage of business opportunities; and

•	we will be more vulnerable to adverse economic conditions.

Our senior credit facilities contain certain covenants applicable to us and our subsidiaries that may adversely affect our ability to create liens, incur indebtedness, make certain investments or acquisitions, enter into certain transactions with affiliates and incur capital expenditures beyond prescribed limits. In addition, if we fail to comply with our obligations to deliver reports and information to our lenders or to meet certain financial ratios, it could result in default and/or acceleration of the indebtedness outstanding under our senior credit facilities.

Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness will depend upon our future operating performance, which may be affected by factors beyond our control. In addition, there can be no assurance that future borrowings or equity financing will be available to us on favorable terms or at all for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, our business, financial condition and results of operations would be materially adversely affected.

Moreover, if one or more rating agencies downgrade our credit rating, we may have difficulty obtaining additional financing and/or our cost of obtaining additional financing or refinancing existing debt may be increased significantly.

We are subject to risks arising from currency exchange rate fluctuations, which could increase our costs and may cause our profitability to decline.

In fiscal 2008, we derived approximately $175.7 million, or 67.2 percent of our total revenues, from sales of our products outside of the United States. Measured in local currency, a substantial portion of our business’ foreign generated revenues were generated in Swiss Francs, Euros and British Pound Sterling. The United States dollar value of our foreign-generated revenues varies with currency exchange rate fluctuations. Significant increases in the value of the United States dollar relative to other currencies could have a material adverse effect on our results of operations. We address currency risk management through regular operating and financing activities. We currently have no hedging or similar foreign currency contracts to mitigate the risk of exchange rate fluctuations. Fluctuations in the value of foreign currencies could adversely impact the profitability of our foreign operations.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

We have made significant expenditures to develop and acquire technology and intellectual property rights. We actively patent and trademark these properties when deemed appropriate and will vigorously defend them against infringement. Our failure to protect our intellectual property could seriously harm our business and prospects because developing new products and technologies is critical to our success. We will incur substantial costs in obtaining patents and, if necessary, defending our intellectual propriety rights. We do not know whether we will obtain the patent protection we seek, or that the protection we do obtain will be found valid and enforceable if challenged. Our efforts to protect our intellectual property through patents, trademarks, service marks, domain names, trade secrets, copyrights, confidentiality and nondisclosure agreements and other measures may not be adequate to protect our proprietary rights. Patent filings by third parties could render our intellectual property less valuable. Disputes may arise as to ownership of our intellectual property or as to whether products designed by our competitors infringe our intellectual property rights. Employees, consultants and others who participate in developing our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. In addition, intellectual property rights may be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market position. Competitors may also capture market share from us by designing products that mirror the capabilities of our products or technology without infringing on our intellectual property rights. In addition, as sales of our products continue to grow internationally, our exposure to intellectual property infringements in countries where intellectual property rights protections are less stringent will increase. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be impaired, which would limit our growth and future revenue.

We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

A successful claim of patent or other intellectual property infringement against us could adversely affect our growth and profitability, in some cases materially. We cannot assure you that others will not claim that our proprietary or licensed products are infringing on their intellectual property rights or that we do not in fact infringe on those intellectual property rights. From time to time, we receive notices from third parties of potential infringement and receive claims of potential infringement. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claims that our products infringed on their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements or to modify our products. We also may be subject to significant damages or an injunction preventing us from manufacturing, selling or using some of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business, financial condition and results of operations.

We may not have financing for future technology and capital requirements, which may prevent us from addressing gaps in our product offerings, improving our technology or increasing our manufacturing capacity.

If we cannot incur additional debt or issue equity or are limited with respect to incurring additional debt or issuing equity, we may be unable to address gaps in our product offerings, improve our technology or increase our manufacturing capacity, particularly through strategic acquisitions or investments. Although historically our cash flow from operations has been sufficient to satisfy working capital, capital expenditure and research and development requirements, in the future we may need to incur additional debt or issue equity in order to fund these requirements as well as to make acquisitions and other investments. We cannot assure you that debt or equity financing will be available to us on acceptable terms or at all. If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences, and privileges senior to holders of our common stock in the event of a liquidation. The terms of the debt securities or preferred stock may impose restrictions on our operations. If we raised funds through the issuance of equity, this issuance would dilute your ownership of us. If the price of our equity is low or volatile, we may not be able to issue additional equity to fund future acquisitions.

Our ability to make payments on and to refinance our indebtedness and to fund working capital, capital expenditures and/or other requirements, acquisitions and investments, will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

The markets for our products and services are highly competitive. If we are unable to compete effectively with existing or new competitors, our business could be negatively impacted.

The markets in which we compete are very competitive and subject to technological change, evolving standards, frequent product enhancements and introductions and changing customer requirements. Many of our current and potential competitors have (1) longer operating histories, (2) significantly greater financial, technical and marketing resources, (3) greater name recognition, and/or (4) a larger installed customer base than X-Rite. A number of companies offer products and services that are similar to those offered by us and that target the same markets. In addition, any of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than us. Our competitors may develop products and services that compete with those offered by us or may acquire companies, businesses and product lines that compete with us. It also is possible that competitors may create alliances and rapidly acquire significant market share, including in new and emerging markets. If we are not able to differentiate our products and services in the market, competitive pressures may potentially impact our sales volumes, pricing structure, gross margin, operating expenses and operating income.

Accordingly, there can be no assurance that current or potential competitors of X-Rite will not develop or acquire products or services comparable or superior to those that we develop, combine or merge to form significant competitors, or adapt more quickly than us to new technologies, evolving industry trends and changing customer requirements. Competition could cause price reductions, reduced margins or loss of market share for our products and services, any of which could materially and adversely affect our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully against current and future competitors of X-Rite or that the competitive pressures that we may face will not materially adversely affect our business, operating results, cash flows and financial condition.

We may be affected by environmental laws and regulations.

We are subject to a variety of laws, rules and regulations relating to discharges of substances into the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties necessitated by pollutants. Any of those regulations could require us to acquire expensive equipment or to incur substantial other expenses to comply with them. If we incur substantial additional expenses, product costs could significantly increase. Also, if we fail to comply with present or future environmental laws, rules and regulations, such failure could result in fines, suspension of production or cessation of operations.

We are vertically integrated and, therefore, must manage costs efficiently.

A significant portion of our manufacturing processes are vertically integrated. Therefore, it is critical to efficiently manage the cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits.

Our reliance on outsourced manufacturing presents risks to our fulfillment process.

We rely on a number of strategic supply chain partners to produce key components or sub-assemblies that support our final assembly, calibration, and test process. Some of these suppliers are single sourced and therefore present risks to our fulfillment process.

We depend on new product development to compete effectively.

We have made large investments in new products and services. There are no assurances as to when future revenues from these products will be received, or that the ultimate profit margins received will be adequate to justify the investment.

Continual development of new products, technologies and enhancements to existing products are core components of our long-term growth plans. Our future business, financial condition and results of operations will depend to a significant extent on our ability to develop new products that address these market opportunities. As a result, we believe that significant expenditures for research and development will continue to be required in the future. Product development requires a time-consuming and costly research and development process. Unexpected delays in this process may significantly affect the timing of future revenues and increase costs. We must anticipate the features and functionality that customers will demand, incorporate those features and functionality into products, price our products competitively and introduce new products to the market on a timely basis. We cannot assure you that the products we expect to introduce will incorporate the features and functionality demanded by our customers, will be successfully developed, or will be introduced within the appropriate window of market demand. If there are delays in production of current or new products, our potential future business, financial condition, and results of operations could be adversely affected. In addition, the time required for competitors to develop and introduce competing products may be shorter, their manufacturing yields may be better, and their production costs may be lower than those experienced by us.

We may face potential tax liabilities.

We are subject to taxation in many jurisdictions in the United States, Europe, Asia and elsewhere. In the ordinary course of business, there are transactions and calculations where the ultimate tax liability cannot be determined with certainty at the time the transaction is entered into. Preparation of our income tax provision requires the use of judgments as to how these transactions will ultimately be taxed. We believe our tax accruals are accurate though the ultimate determination of these issues may be different from that which is reflected in our historical provision and accruals. Should these determinations be different from what is previously recorded and additional tax is assessed, those assessments would be recorded in the period in which they occur.

The Company’s reliance on primary manufacturing centers may affect timely production and profitability.

Manufacturing and service of much of our core color products are performed at our headquarters facility in Grand Rapids, Michigan, and in our Regensdorf, Switzerland and Carlstadt, New Jersey facilities. Should a catastrophic event occur at any of these facilities, our ability to manufacture products, complete existing orders, and provide other services would be severely impacted for an undetermined period of time. We have purchased business interruption insurance to cover the costs of certain catastrophic events. Our inability to conduct normal business operations for a period of time may have an adverse impact on operating results.

Risks Related to the Offering and Our Common Stock

The market price for our common stock may be volatile.

The market price of our common stock could fluctuate substantially in the future in response to a number of factors, including those discussed below. The market price of our common stock has in the past fluctuated significantly and is likely to continue to fluctuate significantly. Some of the factors that may cause the price of our common stock to fluctuate include:

•	variations in our and our competitors’ operating results;

•	changes in securities analysts’ estimates of our future performance and the future performance of our competitors;

•	future sales of our common stock, preferred stock or debt securities;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	compliance with the covenants contained in our credit agreements;

•	gains or losses of significant customers;

•	additions or departure of key personnel;

•	events affecting other companies that the market deems comparable to us;

•	general conditions in industries in which we operate;

•	general conditions in the United States and international markets in which we operate;

•	the presence or absence of short selling of our common stock;

•	announcements by us or our competitors of technological improvements or new products; and

•	restructuring actions.

The stock markets in general have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the trading price of the common stock.

The selling shareholders may exert significant influence over us and could delay or deter a change of control or other business combination or otherwise cause us to take actions with which other shareholders may disagree.

Immediately prior to the date of this prospectus (with all percentages based on a total of 77,913,695 shares of our common stock outstanding as of October 22, 2009), OEP beneficially owned 28,669,365 shares or 36.8% of our outstanding common stock, Sagard beneficially owned 11,856,512 shares or 15.2% of our outstanding common stock and Tinicum beneficially owned 10,271,667 shares or 13.2% of our outstanding common stock (excluding 4,568,528, 1,451,345 and 1,480,127 shares issuable upon exercise of the Warrants held by OEP, Sagard and Tinicum, respectively, as described in “Recapitalization and Exchange Transactions—The Exchange”). As a result, OEP, Sagard and Tinicum may exert significant influence over our decision to enter into any corporate transaction and may have significant influence with respect to any transaction that requires the approval of shareholders, regardless of whether other shareholders believe that the transaction is in their own best interests. This concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our shareholders.

In addition, until the selling shareholders own less than certain specified amounts of common stock or certain other conditions have been met, OEP and Sagard are entitled to designate individuals to serve on our board of directors and OEP has certain consent rights relating to, among other things, certain acquisitions and sales, expansions into new lines of business by us, related party transactions and amendments to our organizational documents. Furthermore, so long as the selling shareholders remain the holders of a majority of the outstanding shares of Series A Preferred Stock, we will need the selling shareholders’ consent prior to, among other things, redeeming and/or declaring or paying dividends on shares of capital stock or incurring indebtedness not already permitted under our credit agreements. In addition, in the event that we fail to declare or pay dividends or to redeem or repurchase, or make an offer to repurchase, the Series A Preferred Stock when required, the selling shareholders will have the right to nominate or elect a majority of our board of directors during such default so long as they remain the holders of a majority of the shares of Series A Preferred Stock. Our board of directors is also required to maintain an Administrative Committee so long as any selling shareholder (together with its respective affiliates) holds at least 25% of the preferred stock acquired by such holder in the Exchange and as payment for “in kind” dividends. The selling shareholders currently have the right to designate a majority of the members of the Administrative Committee. The director and nomination rights and consent rights of the selling shareholders may impair our ability to raise funds or adversely affect the terms on which we are able to raise funds, make it more difficult for other shareholders to challenge our director nominees or remove incumbent directors, and/or limit our flexibility to structure transactions that might otherwise be advantageous to us. In addition, the standstill provisions that restrict the selling shareholders from acquiring additional shares of our securities terminate if we solicit or support a sale of the Company without the selling shareholders’ consent, which may make us a less attractive acquisition target.

The market price of our common stock could be affected by additional sales of common stock in the public market by us or the selling shareholders.

In the future, we may sell additional shares of our common stock to raise capital subject to the limitations in our credit agreements, the investment agreement with OEP and the terms of our Series A Preferred Stock. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of outstanding equity compensation awards. As of October 22, 2009, we had 77,913,695 shares of common stock outstanding, excluding 7,500,000 shares available for future issuance upon the exercise of the Warrants, 2,232,314 shares available for future grant under our equity compensation plans, 6,094,278 shares issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $5.21 per share, and 519,000 shares issuable upon settlement of outstanding restricted stock units. We cannot predict the effect, if any, that future sales of shares of common stock, including common stock issuable upon the exercise of options and settlement of restricted stock units, or the availability of shares of common stock for future sale, will have on the market price of our common stock prevailing from time to time. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of equity securities.

In addition, immediately prior to the date of this prospectus (with the percentage based on a total of 77,913,695 shares of our common stock outstanding as of October 22, 2009), the selling shareholders collectively beneficially own 50,797,544 shares or 65.2% of our outstanding common stock (excluding an aggregate of 7,500,000 shares issuable upon exercise of the Warrants held by the selling shareholders as described in “Recapitalization and Exchange Transactions—The Exchange”). The registration statement of which this prospectus is a part registers these shares for resale together with the 7,500,000 shares issuable upon exercise of the Warrants held by the selling shareholders. The selling shareholders may sell their shares freely in public and/or private offerings. As a result, we are not able to predict whether or when the selling shareholders may sell substantial amounts of our common stock. The availability of our shares for resale by the selling shareholders, as well as any actual sales of these shares, could adversely affect the market price of our common stock.

You may not receive dividends on the common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Certain covenants contained in our credit agreements and the terms of our Series A Preferred Stock limit the payment of dividends on our common stock. Furthermore, our restated articles of incorporation permit our board of directors to declare and issue additional preferred stock with dividend rights that rank prior in right of payment to the common stock without further approval by holders of common stock. This could adversely affect the market price of our common stock.

Some provisions of our restated articles of incorporation and restated bylaws and of Michigan law and our shareholder protection rights agreement may prevent a change in control or adversely affect our shareholders.

Certain provisions of our restated articles of incorporation and restated bylaws and of the Michigan Business Corporation Act, or the MBCA, and our shareholder protection rights agreement, as amended, may discourage, delay or prevent a change in control that shareholders may consider favorable. Certain provisions of our restated articles of incorporation and bylaws and of the MBCA may discourage transactions that otherwise could provide for payment of a premium over the prevailing market price of our common stock and also may limit the price that investors are willing to pay in the future for shares of our common stock.

For example, our restated articles of incorporation and bylaws:

•	do not provide for cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of our common stock to elect some directors;

•	provide for a classified board of directors with three classes serving staggered three-year terms, respectively, which may lengthen the time required to gain control of our board of directors;

•

require the approval of at least two-thirds of the issued and outstanding shares of our capital stock to effect amendments to provisions of our restated articles of incorporation relating to the number, election, classification and removal of directors, nominations for directors and the filling of vacancies unless such amendment or has been recommended for approval by two-thirds of all directors then holding office, in which case only a majority shareholder approval would be required;

•

require our board of directors to consider factors in addition to fairness of consideration to be received by us or our shareholders in the event of a tender offer, merger or similar transaction, including the transaction’s social and economic impact on our employees, vendors, customers and the communities where our facilities are located;

•

require approval of at least two-thirds of the issued and outstanding shares of our capital stock for certain transactions with holders of 5% or more of our issued and outstanding shares of capital stock;

•	establish advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by shareholders at a shareholder meeting; and

•	allow our board of directors to designate the terms of and issue shares of one or more classes of preferred stock without shareholder approval.

In addition, certain sections of the MBCA may discourage, delay or prevent a change in control by:

•	prohibiting us from engaging in certain business combinations with any interested stockholder; and

•	requiring a super-majority vote for any business combination that does not meet certain fair price standards.

In addition, our shareholder rights protection agreement, as amended, may discourage, delay or prevent a change in control by resulting in severe dilution to third parties that obtain beneficial ownership of 15% of our outstanding shares of common stock without the prior approval of our board of directors.

Any future issuance of preferred stock could adversely affect the holders of our common stock.

Our board of directors is authorized to issue shares of preferred stock, and to set specified terms of any series of preferred stock, including dividend rates, votes per share, redemption prices, prepayment premiums, participation amounts and amounts payable in the event of our dissolution, liquidation or winding up, without any action on the part of our shareholders (other than the holders of our Series A Preferred Stock, whose approval of such issuance is required). Any preferred stock that we issue in the future may have a preference over our common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up. In addition, the holders of preferred stock may be entitled to vote as a single class with the holders of our common stock in the election of directors or to have special rights to designate directors. As a result, our board of directors could issue additional preferred stock with dividend, liquidation and voting rights and with other terms that could adversely affect the interests of the holders of our common stock.

FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus and any accompanying prospectus supplements that are forward-looking statements are based on management expectations that involve substantial risks and uncertainties, which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or future events. You should read statements that contain these words carefully, because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information.

The factors listed under the heading “Risk Factors,” as well as any cautionary language in this prospectus and any accompanying prospectus supplements, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, those described above under the heading “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplements. Before you invest in our securities, you should read this prospectus and any accompanying prospectus supplements completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements speak only as of the date of this prospectus and any accompanying prospectus supplements as applicable. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus or any accompanying prospectus supplements as applicable, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS

The selling shareholders identified below in the section titled “Selling Shareholders” will receive all of the proceeds from the sale of the Shares offered by this prospectus and any accompanying prospectus supplement. We will receive no proceeds from this offering.

RECAPITALIZATION AND EXCHANGE TRANSACTIONS

The Recapitalization

In August 2008, we entered into investment agreements with the selling shareholders that provided for the private placement of shares of our common stock to the selling shareholders. In October 2008, we consummated the transactions contemplated by the investment agreements and issued 46,904,763 shares of our common stock to the selling shareholders for an aggregate purchase price of $155 million in cash. The proceeds from the issuances were used to repay indebtedness and liabilities from terminated interest rate swap agreements and to pay related transaction fees and expenses. We refer to these transactions herein as the “Recapitalization.”

The investment agreements entered into in connection with the Recapitalization generally prohibit the selling shareholders from transferring, selling or otherwise disposing of any shares acquired in the Recapitalization prior to October 28, 2009. After October 28, 2009, the selling shareholders may transfer the shares acquired in the Recapitalization unless, pursuant to any such transfer, the transferee would acquire beneficial ownership of 10% or more of our issued and outstanding common stock. The investment agreements also give the selling shareholders preemptive rights to participate in future issuances of our common stock (or securities convertible or exchangeable into or exercisable for common stock).

The Exchange

On August 18, 2009, we entered into an exchange agreement with the selling shareholders pursuant to which the selling shareholders acquired an aggregate of 41,561.22312 shares of newly created Series A Preferred Stock and warrants, or the Warrants, to acquire an aggregate of 7,500,000 shares of our common stock at an initial exercise price of $0.01 per share (subject to adjustments set forth in the Warrants) in exchange for the cancellation of $41,561,223.12 principal amount of loans under our second lien credit agreement that were acquired by the selling shareholders from one of our second lien lenders immediately prior to the exchange. We refer to these transactions herein as the “Exchange.”

In connection with the Exchange, we held a special meeting of shareholders on October 28, 2009, at which our shareholders approved a proposal necessary to permit the selling shareholders to exercise the Warrants (the “Shareholder Approval”).

Registration Rights Agreement

Concurrently with the consummation of the Recapitalization, we entered into a registration rights agreement with the selling shareholders, pursuant to which we agreed to use our reasonable best efforts to file with the SEC, and to cause to be declared effective under the Securities Act a shelf registration statement for resale from time to time by the selling shareholders of Shares held by the selling shareholders immediately after the Recapitalization and any securities issued as a result of stock splits, stock dividends or similar transactions, or the “Registrable Shares.” Concurrently with the consummation of the Exchange, we entered into an amendment to the registration rights agreement, pursuant to which we agreed to expand the definition of “Registrable Shares” to include shares of common stock (i) issuable upon exercise of the Warrants and (ii) acquired by the selling shareholders in the future pursuant to their preemptive rights under the investment agreements. We are filing the registration statement of which this prospectus is a part to satisfy a portion of our obligations under the registration rights agreement.

Under the registration rights agreement, with respect to any applicable selling shareholder, we are required to use commercially reasonable efforts to keep the shelf registration statement continuously effective (subject to certain permitted suspension periods) until the first date on which such selling shareholder no longer owns any Registrable Shares or is eligible to sell such securities pursuant to Rule 144 under the Securities Act without limitation on volume or manner of sale. Under certain circumstances, if we have not filed and caused to be effective and maintained the effectiveness of the registration statement, the selling shareholders are also entitled to demand the registration of their Registrable Shares.

At any time and from time to time when the registration statement of which this prospectus is a part is considered effective by the SEC, the selling shareholders will be entitled to sell Shares, upon at least two business days’ prior written notice to us (during which notice period we are, under certain circumstances, entitled to suspend the sale). OEP, Sagard and Tinicum are entitled to request five, two and two underwritten offerings, respectively, under the registration statement of which this prospectus is a part, provided that (i) the number of Registrable Shares to be sold in the underwritten offering is reasonably expected to yield gross proceeds to such selling shareholder of at least $20 million (based on then-current market prices) and (ii) the request is not made within 120 days after such selling shareholder has sold Shares in another underwritten registered offering without our consent, which consent we may not unreasonably withhold. In connection with an underwritten offering by the selling shareholders hereunder, the initiating selling shareholder has the right to select the managing underwriter or underwriters to lead the offering, subject to our consent, which we may not unreasonably withhold. The selling shareholders are required to give us prompt written notice of the consummation of each sale of securities registered hereunder (whether or not underwritten).

In addition, we have agreed to pay the filing fees, fees and expenses of compliance with securities or blue sky laws, FINRA fees, listing application fees, printing expenses, transfer agent’s and registrar’s fees, costs of distributing prospectuses and supplements thereto, and fees and expenses of our counsel, accountants and other professionals retained by us, together with the reasonable documented fees and expenses of one counsel for the selling shareholders, in each case relating to offerings by the selling shareholders hereunder. We have not agreed to pay for any underwriting discounts or commissions attributable to sales by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Under our restated articles of incorporation, as amended, we are authorized to issue 100,000,000 shares of common stock, $0.10 par value per share, and 5,000,000 shares of preferred stock, $0.10 par value per share.

Common Stock

As of October 22, 2009, there were 77,913,695 shares of common stock outstanding, excluding 7,500,000 shares available for future issuance upon the exercise of the Warrants, 2,232,314 shares available for future grant under our equity compensation plans, 6,094,278 shares issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $5.21 per share, and 519,000 shares issuable upon settlement of outstanding restricted stock units. The holders of our common stock are entitled to one vote per share on all matters presented to the shareholders, including elections of directors (other than directors for which the holders of our Series A Preferred Stock may elect under certain circumstances as described in “—Series A Preferred Stock—Additional Directors and other Voting Rights” below). Our restated articles of incorporation do not provide for cumulative voting in the election of directors. Subject to the preferential rights of the Series A Preferred Stock and any other outstanding series of our preferred stock created by our board of directors from time to time, the holders of common stock will be entitled to receive ratably dividends as may be declared from time to time by our board of directors from funds legally available therefor. If we liquidate our business, the holders of common stock are entitled to share ratably in all assets available for distribution to such holders after we pay our debts and liabilities and the liquidation preference of the Series A Preferred Stock and any other outstanding preferred stock. The common stock has no statutory preemptive or conversion rights or other subscription rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred Stock and any other series of preferred stock which we may designate and issue in the future. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Under our restated articles of incorporation, our board of directors is authorized to create, without any action on the part of our shareholders (other than the holders of our Series A Preferred Stock, whose approval of such issuance is required), and issue up to 5,000,000 shares of preferred stock in one or more series and to determine the rights and preferences of each series, to the extent permitted by our restated articles of incorporation. The ability of our board of directors to issue preferred stock provides us flexibility in connection with possible acquisitions and other corporate purposes. However, the ability of our board of directors to issue additional preferred stock could, among other things, adversely affect the voting power of holders of common stock.

Series A Preferred Stock

In connection with the Exchange, our board of directors authorized the creation of 84,729.26362 shares of Series A Preferred Stock. In consideration for the cancellation of $41,561,223.12 of principal amount of loans under our second lien credit agreement, we issued an aggregate of 41,561.22312 shares of Series A Preferred Stock to the selling shareholders on August 18, 2009. An additional 697.01635 shares of Series A Preferred Stock were issued to the selling shareholders on September 30, 2009 for the payment of dividends “in kind” in accordance with the certificate of designation for the Series A Preferred Stock. The remaining 42,471.02415 shares of Series A Preferred Stock are reserved exclusively for future payments of dividends “in kind” in accordance with the certificate of designation for the Series A Preferred Stock. The Series A Preferred Stock ranks senior to our common stock in respect of payment of dividends and/or distribution of assets upon a liquidation.

The following summary of the Series A Preferred Stock reflects the terms of the Series A Preferred Stock after giving effect to the receipt of Shareholder Approval at the October 28, 2009 special meeting of shareholders. As a result, the following summary does not describe certain provisions in the certificate of designation of the Series A Preferred Stock, including rights to receive the participation amount and participating dividends, that are no longer applicable to the Series A Preferred Stock.

Dividends

The holders of the Series A Preferred Stock have the right to receive dividends payable quarterly, at the rate of 14.375% per annum compounded on each quarterly dividend payment date, on the stated value of $1,000 per share of Series A Preferred Stock plus all accrued and unpaid dividends. If an event of default has occurred under our credit agreements or would have occurred thereunder but for a modification, amendment or waiver thereof which has not been approved by holders of a majority of the shares of Series A Preferred Stock, the dividend rate will increase by 2.0% per annum. Our board of directors may pay dividends accrued with respect to the Series A Preferred Stock, generally at its option, in cash or “in kind” with additional shares of Series A Preferred Stock. All dividends paid in respect of the Series A Preferred Stock are paid pro rata to the holders entitled thereto based on the number of shares of Series A Preferred Stock held.

Liquidation Preference

The shares of Series A Preferred Stock issued to the selling shareholders (including shares of Series A Preferred Stock issued to pay “in kind” dividends) have an aggregate liquidation preference equal to the sum of (a) the stated value of $1,000 per share of outstanding Series A Preferred Stock and (b) all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

Distributions paid to the holders of Series A Preferred Stock upon our liquidation will be paid pro rata to each holder of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held. In the event that our assets available for distribution to shareholders upon our liquidation are insufficient to pay in full the liquidation amount on account of the Series A Preferred Stock, the holders of the Series A Preferred Stock will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Mandatory and Optional Redemptions

We are required to redeem all of the then outstanding Series A Preferred Stock on January 23, 2014 at a redemption price equal to the liquidation preference. In addition, we may optionally redeem all shares of the Series A Preferred Stock for a redemption price equal to (a) the stated value of $1,000 per share of Series A Preferred Stock (including additional shares of Series A Preferred Stock issued to pay “in kind” dividends) multiplied by the Early Redemption Multiplier (as described below), plus (b) all accrued dividends. Optional redemptions are permitted after February 18, 2010 at least five business days prior to the end of the applicable window trading period under our insider trading policy. In addition, we may also optionally redeem the Series A Preferred Stock after February 18, 2010 within three business days of a refinancing of our first or second lien credit agreements. The “Early Redemption Multiplier” is equal to (a) 107% prior to October 25, 2010, (b) 105% from and after October 25, 2010 through and including October 24, 2011, (c) 103% from and after October 25, 2011 through and including October 24, 2012, (d) 101% from and after October 25, 2012 through and including October 24, 2013, and (e) 100% after October 25, 2013. We are required to give the holders of the Series A Preferred Stock not less than 14 nor more than 60 days’ prior notice before any mandatory or optional redemption of the Series A Preferred Stock.

Redemptions and Repurchases upon a Fundamental Change

In the event of a Fundamental Change, we are required to redeem or make an offer to repurchase all of the outstanding shares of Series A Preferred Stock contemporaneously with the consummation of such Fundamental Change at an amount equal to (a) $1,000 per share of Series A Preferred Stock (including additional shares of

Series A Preferred Stock issued to pay “in kind” dividends) multiplied by the Early Redemption Multiplier, plus (b) all accrued dividends.

“Fundamental Change” means (a) any person or group other than the OEP, Sagard, Tinicum and their respective affiliates acquires beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in our capital stock or obtains the power to elect a majority of the members of our board of directors, (b) the majority of the seats (other than vacant seats) on our board of directors cease to be occupied by persons nominated for election by our board of directors, a majority of whom were directors on October 28, 2008 or whose election or nomination for election was previously approved by a majority of such directors, (c) any “change of control” or similar event under our first or second lien credit agreements has occurred or (d) we enter into any transaction of merger or consolidation in which we are not the surviving person, become subject to any liquidation, dissolution or winding up, or convey, sell, lease, sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of our business, assets or property.

In the event of a Fundamental Change in which all holders of our common stock are entitled to receive all-stock proceeds or a combination of cash and stock proceeds, we must make an offer to repurchase, at the option and election of each holder of Series A Preferred Stock, each outstanding share of Series A Preferred Stock, provided that, we also have the right to repurchase, at our option, each outstanding share of Series A Preferred Stock, in either case, contemporaneously with the consummation of such Fundamental Change. In the event of a Fundamental Change in which all holders of our common stock are entitled to receive all-cash proceeds, we must redeem each outstanding share of Series A Preferred Stock. In the event of a Fundamental Change in which holders of our common stock are not entitled to receive cash or stock proceeds, we must make an offer to repurchase, at the option and election of each holder of Series A Preferred Stock, each outstanding share of Series A Preferred Stock.

We may not optionally redeem, other than as described in the preceding paragraphs, the Series A Preferred Stock during the period from the announcement of a Fundamental Change until the later of (x) the occurrence, or announcement of cancellation, of such Fundamental Change and (y) 30 days following receipt by the holders of Series A Preferred Stock of our written offer to repurchase or redeem the Series A Preferred Stock.

Provisions Applicable to Redemptions and Repurchases Generally

If our funds legally available under applicable law for redemption or repurchase of the Series A Preferred Stock on any date on which we are required to redeem or repurchase shares of Series A Preferred Stock, are insufficient to redeem or repurchase the total number of shares of Series A Preferred Stock to be redeemed or repurchased on such date (i) those funds which are legally available under applicable law will be used to redeem or repurchase the maximum possible number of shares of Series A Preferred Stock (including fractional shares) ratably among the holders to be redeemed or repurchased based on the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock to be redeemed or repurchased if the legally available funds under applicable law were sufficient to redeem all shares of Series A Preferred Stock to be redeemed and (ii) we will redeem the remaining shares of Series A Preferred Stock to have been redeemed or repurchased as soon as practicable after we have funds legally available under applicable law. Any shares of Series A Preferred Stock which are redeemed or repurchased by us will be cancelled and may not be reissued, sold or transferred.

Consent Rights of the Holders of the Series A Preferred Stock

At any time when any shares of Series A Preferred Stock are outstanding, the consent of holders of a majority of the shares of Series A Preferred Stock, separately as a class, is required to permit the (i) issuance of any shares of Series A Preferred Stock other than the shares issued in the Exchange and dividends paid “in kind” on account of such shares, (ii) creation or issuance of any class or series of capital stock not in existence as of the date of the Exchange, (iii) declaration, payment or setting aside of any dividend on, or the making of any other distribution on, or the repurchase or redemption of, any shares of our capital stock or equity securities other than (A) redemptions or repurchases of the Series A Preferred Stock, (B) redemptions, repurchases or acquisitions for value, of capital stock from, our employees, officers or directors in connection with or following a termination of such person’s employment or service so long as such actions are approved by our board of directors, (C) upon the exercise of options and warrants through net share settlement under equity compensation plans approved by our board of directors or (D) to satisfy withholding tax obligations with respect to the vesting of restricted stock or restricted stock unit awards or upon the exercise of stock options, (iv) creation of any liabilities with respect to any indebtedness except for indebtedness currently permitted under our second lien credit agreement that is not convertible or exchangeable into our capital stock and not solely permitted under our second lien credit agreement pursuant to Section 6.1(n) thereof, (v) extension, renewal or replacement of our credit agreements, except for extensions of the maturity date of the loans thereunder that expressly permit the redemption or repurchase of the Series A Preferred Stock and (vi) increase in the number of directors constituting our board of directors, other than as required to permit holders of the Series A Preferred Stock to exercise their right to appoint additional directors.

In addition, at any time when any shares of Series A Preferred Stock are outstanding, the consent of the holders of a majority of the shares of Series A Preferred Stock, separately as a class, and each initial holder who together with its respective affiliates then still holds at least fifty percent of the shares of Series A Preferred Stock issued to such initial holder upon the consummation of the Exchange (plus the amount of any dividends paid “in kind” with respect thereto), is required to (i) alter or change any rights, preferences or privileges of the Series A Preferred Stock, (ii) amend, alter or repeal any provision of these our restated articles of incorporation or our amended and restated bylaws in a manner materially and disproportionately adverse to the holders of Series A Preferred Stock or (iii) increase or decrease the authorized number of shares of Series A Preferred Stock.

Additional Directors and Other Voting Rights

In the event we fail to declare or pay dividends or to redeem or repurchase, or make an offer to repurchase, the Series A Preferred Stock when required, the holders of a majority of the shares of Series A Preferred Stock will have the right, as a separate class, to elect between two and four additional directors to our board of directors. As a result, the selling shareholders will collectively have the right to nominate or elect a majority of our board of directors during such a default, so long as they remain the holders of a majority of the shares of Series A Preferred Stock and OEP and Sagard each retains the right to nominate the number of directors they are currently entitled to nominate under the investment agreements entered into in connection with the Recapitalization.

In addition, for so long as any initial holders of Series A Preferred Stock collectively hold at least 25% of the shares of Series A Preferred Stock issued in the Exchange (plus the amount of any dividends paid “in kind” with respect thereto), we are required to maintain an Administrative Committee of our board of directors. As of the date of this prospectus, the members of the Administrative Committee are Thomas J. Vacchiano Jr., David M. Cohen, Colin M. Farmer, Daniel M. Friedberg and L. Peter Frieder. The holders of shares of Series A Preferred Stock initially have the right to elect up to three members to the Administrative Committee.

Except for the consent rights described above, the right to appoint members of the Administrative Committee and the right to elect additional directors if we fail to declare or pay dividends or to redeem or repurchase, or make an offer to repurchase, the Series A Preferred Stock when required and as otherwise required by applicable law, the holders of the Series A Preferred Stock do not have any voting rights with respect to any matters presented to our shareholders for their action or consideration at any shareholder meeting (or by written consent of shareholders in lieu of a meeting).

Consolidations and Mergers

If we enter into any transaction of merger or consolidation, and (i) we are not the surviving entity following such event and (ii) one or more shares of Series A Preferred Stock have not been redeemed or repurchased as of, or immediately following, such event, then (x) each remaining share of Series A Preferred Stock will be canceled and extinguished and automatically converted into the right to receive one fully paid and nonassessable share of a newly-designated series of preferred stock of the surviving entity having in respect of such successor the same powers, designations, preferences, rights and the qualifications, limitations or restrictions (to the fullest extent practicable) thereon, that such share of Series A Preferred Stock had immediately prior to such transaction and (y) we shall deliver to each holder of Series A Preferred Stock a certificate executed by two of our senior officers stating that such transaction is in compliance with these requirements.

Junior Participating Preferred Stock

We have reserved a sufficient number of shares of our preferred stock to permit the creation and establishment of the Junior Participating Preferred Stock for issuance upon exercise of rights under our rights agreement. For a more detailed description of our rights agreement and our Junior Participating Preferred Stock, see the section captioned “—Rights Agreement—Junior Participating Preferred Stock.”

Certain Anti-Takeover Provisions of Our Restated Articles of Incorporation and Amended and Restated Bylaws

Board of Directors

Our restated articles of incorporation provide that our board of directors will consist of at least six, but not more than nine members, with the specific number of directors to be elected or appointed within such limits as may be determined by the directors from time to time. Our board of directors is divided into three classes with each class being as nearly equal in number as possible to the other classes. Our directors are elected by classes to three year terms or for such shorter terms as may be necessary to balance the number of directors in each of the three classes of directors.

Our restated articles of incorporation provide that any vacancies on our board of directors resulting from the death, resignation or removal of a director may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, and that any vacancies occurring by reason of an increase of the number of directors may be filled by majority vote of our board of directors at any meeting duly called and convened. Any director appointed by our board of directors to fill any vacancies will hold office until the next annual meeting of shareholders. Any director may be removed from office only for good cause and only by the affirmative vote of holders of a majority of our outstanding shares.

In addition, our restated articles of incorporation provide that the provisions thereof relating to the number, election, classification and removal of directors, nominations for directors and the filling of vacancies may not be amended or repealed except by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of our capital stock. Such amendment or repeal may be made by a majority vote of such shareholders, however, if such amendment or repeal has been recommended for approval by two-thirds of all directors then holding office.

These provisions would impede a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

In connection with the Recapitalization, we agreed to use our reasonable best efforts to have the designees of OEP and Sagard elected to our board of directors as follows. OEP has the right to designate three directors to our board of directors for so long as it holds at least 30% of our outstanding common stock, two directors for so long as it holds at least 20% of our outstanding common stock and one director for so long as it holds at least 10% of our outstanding common stock. Sagard has the right to designate one director to our board of directors for so long as it holds at least 10% of our outstanding common stock. Neither OEP nor Sagard may designate any directors once their respective holdings falls below 10% of our outstanding common stock. The election or appointment of the OEP and Sagard nominees is subject to satisfaction of all legal and governance requirements regarding service as a director on our board of directors and to the reasonable approval of the Nominating and Governance Committee. David M. Cohen, David A. Eckert and Colin M. Farmer currently serve on our board of directors as OEP’s nominees and Daniel Friedberg currently serves on our board of directors as Sagard’s nominee.

In addition, in the event we fail to declare or pay dividends or to redeem or repurchase, or make an offer to repurchase, the Series A Preferred Stock when required, the holders of a majority of the shares of Series A Preferred Stock will have the right, as a separate class, to elect between two and four additional directors to our board of directors as further described in “—Additional Directors and other Voting Rights” above.

Notice Procedures for Shareholder Nominations and Proposals

Under our restated articles of incorporation, nominations by shareholders for any directorship must be submitted to our board of directors by written notice not later than thirty (30) days prior to the date of the annual meeting of shareholders at which the election is to be held or within seven (7) days after the date we mail or otherwise give notice of the date of such meeting, if such notice is given less than forty (40) days prior to the meeting date. The written notice must state the name of the nominee, the address of the nominee’s business or residence, the nominee’s principal occupation and the name and address of the nominee’s employer or business if self-employed.

Our amended and restated bylaws provide that only such business will be conducted at any meeting of our shareholders, and only such proposals will be acted upon at such meetings, as have been brought before the meeting by, or at the direction of, our board of directors or by any shareholder who complies with the notice procedures outlined in our bylaws. For a proposal to be properly brought before the meeting by a shareholder, the shareholder generally must have provided written notice thereof to our Secretary not less than sixty (60) days nor more than ninety (90) days prior to the scheduled meeting date, regardless of any postponements, deferrals or adjournments of that meeting to any later date. In addition, the shareholder’s notice must set forth, as to each matter the shareholder proposes to bring before the meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting, the name and address of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, the class and number of shares of our stock beneficially owned by the shareholder and by any other shareholder known by such shareholder to be supporting such proposal, in each case as of the date of the shareholder’s notice, and any financial interest of the shareholder in such proposal. If the presiding officer at the meeting of shareholders determines that a shareholder proposal was not made in accordance with the foregoing provisions of our bylaws, the presiding officer will declare the matter to be out of order and the matter will not be acted upon at the meeting.

Transactions with Interested Parties

Our restated articles of incorporation require the affirmative vote of the holders of the fraction of the outstanding shares of our capital stock, but in no event less than two-thirds, determined by using as the numerator a number equal to the sum of (i) the outstanding shares of such stock beneficially owned by all interested parties, plus (ii) two-thirds of the remaining number of such outstanding shares, and using as the denominator a number equal to the total number of outstanding shares of our capital stock for the adoption or authorization of a combination or reorganization with any interested party if the interested party is, or has been at any time within the preceding twelve months, the beneficial owner, directly or indirectly, of 5% or more of our capital stock entitled to vote in the election of directors unless:

•	the cash and fair market value of any other consideration to be received per share by holders of our common stock in the combination or reorganization meet certain fair price criteria;

•

after becoming an interested party, (i) the interested party takes steps to ensure that our board of directors includes at all times representation by continuing directors proportionate to the shareholdings of the shareholders not affiliated with the interested party, (ii) the interested shareholder does not acquire any additional securities of ours and (iii) the interested party does not receive any financial assistance, in any form, from us;

•

after the date the interested party became an interested party, there must not have been any major change in our business or equity capital structure without, in each case, approval by at least two-thirds of the continuing directors, as well as a majority of all directors; and

•

a proxy statement is mailed to our shareholders for the purpose of soliciting shareholder approval of the combination or reorganization containing any recommendation as to the advisability or inadvisability of the combination or reorganization that the continuing directors may choose to provide and, if deemed advisable by a majority of the continuing directors, an opinion of an investment banking firm as to the fairness (or lack thereof) of the terms of the combination or reorganization from the point of view of our remaining shareholders.

An interested party is defined as any person or entity that becomes the beneficial owner of 5% or more of our issued and outstanding capital stock entitled to vote in the election of directors. In addition, an interested party includes, and an interested party is deemed to be the beneficial owner of all of the shares held directly or indirectly by, all affiliates and associates (as each of those terms is defined in our restated articles) of such person or entity. A combination or reorganization is defined as any merger or consolidation involving us and an interested party, any sale or other disposition of all or substantially all of our assets or business, directly or indirectly, to an interested party, and any transaction whereby voting securities of ours are issued or transferred by us in exchange or payment for the securities or assets of an interested party. Continuing director is generally defined as a director elected prior to the time an interested party acquired the status of interested party.

This provision does not apply, however, to (i) any combination or reorganization as to which a memorandum of understanding with the interested party setting forth the principal terms of the transaction has been approved by two-thirds of the continuing directors and a majority of all directors or (ii) any combination or reorganization with an interested party where we hold more than 50% of the issued and outstanding shares of the capital stock in such interested party which are entitled to vote in the election of directors.

Our restated articles of incorporation provide that the foregoing provision may not be amended or repealed except by the affirmative vote of the fraction of the outstanding shares of our capital stock, but in no event less than two-thirds, determined by using as the numerator a number equal to the sum of (i) the outstanding shares of such stock beneficially owned by all interested parties, plus (ii) two-thirds of the remaining number of such outstanding shares, and using as the denominator a number equal to the total number of outstanding shares of our capital stock.

This provision does not apply to the Shares or other securities acquired by the selling shareholders in the Reorganization or the Exchange because such transactions were entered into pursuant to memorandums of understanding which set forth the principal terms of the transactions and were approved by two-thirds of the continuing directors and a majority of all directors.

Control Transaction Review Factors

Our restated articles of incorporation prohibit our board of directors from approving, adopting or recommending any offer of any person or entity to make a tender or exchange offer for any of our capital stock, to merge or consolidate us with any other entity or to purchase or otherwise acquire all or substantially all of our assets or business unless and until our board of directors has evaluated the offer and determined that the offer would be in compliance with all applicable laws and in the best interests of us and our shareholders. In connection with its evaluation as to the best interests of us and our shareholders, our board of directors is required to consider all factors it deems relevant, including, without limitation, (i) the adequacy and fairness of the consideration to be received by us and/or our shareholders under the offer considering historical trading prices of our stock, the price that might be achieved in a negotiated sale of us as a whole, premiums over trading prices which have been proposed or offered with respect to the securities of other companies in the past in connection with similar offers, and our future prospects and those of our business, (ii) the potential social and economic impact of the offer and its consummation on us, our employees, customers and vendors, and (iii) the potential social and economic impact of the offer and its consummation on the communities in which we and any of our subsidiaries operate or are located.

Our restated articles of incorporation provide that this provision may not be amended or repealed except by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of our capital stock. Such amendment or repeal may be made by a majority vote of such shareholders, however, if such amendment or repeal has been recommended for approval by two-thirds of all directors then holding office.

Rights Agreement

On March 29, 2002, we entered into a Shareholder Protection Rights Agreement with Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) referred to throughout this prospectus as the rights agreement.

Exclusions to Rights Agreement

In connection with the Recapitalization and the Exchange, the Company entered into Amendment No. 1 and Amendment No. 2, respectively, to the Shareholder Protection Rights Agreement for the purpose of amending the rights agreement to render it inapplicable to the transactions contemplated by the Recapitalization and the Exchange. In particular, the amendment provides that neither OEP, Sagard nor Tinicum, in each case together with their respective affiliates, will be deemed to be an Acquiring Person (as defined in the rights agreement), and no distribution of rights will occur, solely by virtue of the transactions contemplated by the Recapitalization and/or the Exchange. In addition, we may not amend the rights agreement in any manner that would result in OEP, Sagard or Tinicum being deemed to be an Acquiring Person, or result in a distribution of rights to occur, solely by virtue of the transactions contemplated by the Recapitalization and/or the Exchange. For more information regarding how to receive the rights agreement, see the section captioned “Where You Can Find More Information.”

Anti-Takeover Effects

The rights will not prevent a takeover of X-Rite but may, however, have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that acquires 15% or more of our common stock unless the rights are first redeemed by our board of directors. Nevertheless, the rights should not interfere with a transaction that is in the best interests of X-Rite and its shareholders because the rights can be redeemed before the consummation of such transaction. In addition, except as described in “—Exclusions to Rights Agreement,” we may, without the approval of any holders of rights, amend the rights agreement in any respect (other than to change the redemption price or the expiration time of the rights) prior to the date a person or group acquires 15% or more of our common stock. Consequently, we may amend the rights agreement in such a way to exempt a transaction approved by our board of directors so as to cause the rights to not become exercisable.

Exercisability of Rights

Under the rights agreement, one right attaches to each share of our common stock outstanding and entitles its registered holder to purchase from us, after the Separation Time (as defined below), one one-hundredth of a share of Junior Participating Preferred Stock for $30.00 (the “Exercise Price”), subject to adjustment. As long as the rights are attached to the common stock, we will issue one right with each new share of common stock so that all such shares will have rights attached.

The rights will be evidenced by the common stock certificates until the close of business on the earlier of (i) the later of (A) the tenth day after the date on which any person (other than us or our subsidiaries or any of our or our subsidiaries’ employee benefit plans) commences a tender or exchange offer which, if consummated, would result in such person becoming the beneficial owner of 15% or more of the outstanding shares of our common stock (any person having such beneficial ownership being referred to herein as an “Acquiring Person”) and (B) such later date as our board of directors may from time to time fix by resolution adopted prior to the Separation Time, and (ii) the first date (the “Flip-In-Date”) of public announcement by us or an Acquiring Person that an Acquiring Person has become such other than as a result of a Flip-over Transaction or Event (as defined below). The time described in either clause (i) or (ii) of the foregoing sentence is referred to herein as the “Separation Time.” The rights will not be exercisable until the first business day following the Separation Time. The holders of rights will, solely by reason of their ownership of rights, have no rights as shareholders of X-Rite, including, without limitation, the right to vote or to receive dividends.

If, prior to the Expiration Time, a Flip-In Date occurs, we will take such action as will be necessary to ensure and provide that, if permitted by applicable law, each right (other than rights beneficially owned by the Acquiring Person, which rights will become void) will constitute the right to purchase from us the number of shares of common stock having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price. In addition, our board of directors may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of our common stock, elect to exchange all (but not less than all) the then outstanding rights (other than rights beneficially owned by the Acquiring Person, which rights become void) for shares of common stock at an exchange ratio of one share of common stock per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the “Exchange Ratio”). Immediately upon such action by our board of directors, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive a number of shares of common stock equal to the Exchange Ratio.

Whenever we become obligated as described in the preceding paragraph to issue shares of common stock upon exercise of or in exchange for rights, we, at our option, may substitute therefor shares of Junior Participating Preferred Stock, at a ratio of one one-hundredth of a share of Junior Participating Preferred Stock for each share of common stock so issuable.

Flip-Over Transaction or Event

If, prior to the Expiration Time (as defined below), we merge with or sell more than 50% of our assets to an Acquiring Person, or an Acquiring Person engages in certain self-dealing transactions with us, and upon the occurrence of certain other events (each of the foregoing transactions is referred to herein as a “Flip-over Transaction or Event”), we will take such action as may be necessary to ensure that, and will not enter into, consummate or permit to occur any Flip-over Transaction or Event, unless and until we have entered into a supplemental agreement with the person engaging in such Flip-over Transaction or Event (the “Flip-over Entity”), for the benefit of the holders of the rights, providing that, upon consummation or occurrence of the Flip-over Transaction or Event (i) each right will thereafter constitute the right to purchase from the Flip-over Entity the number of shares of common stock of the Flip-over Entity having an aggregate market price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price and (ii) the Flip-over Entity will thereafter be liable for, and will assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all of our obligations and duties under the rights agreement.

Redemption of Rights

Our board of directors may, at its option, at any time prior to the Flip-in Date, redeem all (but not less than all) of the then outstanding rights at a redemption price of $0.005 per right (the “Redemption Price”), as provided in the rights agreement. Immediately upon the action of our board of directors electing to redeem the rights, without any further action and without any notice, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the Redemption Price in cash for each right so held.

Adjustment of Rights

The Exercise Price and the number of rights outstanding, or in certain circumstances the securities purchasable upon exercise of the rights, are subject to adjustment from time to time to prevent dilution in the event of a dividend on, or a subdivision or a combination into a smaller number of shares of, common stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for common stock.

Expiration of Rights

The rights will expire on the earlier of (i) the close of business on March 29, 2012, and (ii) the date on which the rights are redeemed as described above (the “Expiration Time”).

Junior Participating Preferred Stock

In connection with the creation of the rights, as described above, our board of directors authorized the issuance of shares of Junior Participating Preferred Stock.

We have designed the dividend, liquidation and voting features of our Junior Participating Preferred Stock so that the value of one one-hundredth of a share of our Junior Participating Preferred Stock approximates the value of one share of our common stock. Shares of our Junior Participating Preferred Stock may only be purchased after the rights have become exercisable, and each share of the Junior Participating Preferred Stock:

•

will have a preferential quarterly dividend equal to the greater of (i) $1.00 per share or (ii) 100 times any dividend declared on each share of common stock, such number to be adjusted if we make certain stock distributions;

•

in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of (i) $100 per share plus an amount equal to accrued and unpaid dividends on the preferred stock or (ii) 100 times the payment made per share of common stock, such number to be adjusted if we make certain stock distributions;

•

will have 100 votes, as adjustable, for each share of Junior Participating Preferred Stock, voting together as one class with the common stock and any other capital stock with general voting rights; and

•

in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 100 times, as adjustable, the amount and type of consideration per share of common stock.

The rights of our Junior Participating Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by certain anti-dilution provisions. Whenever dividends payable on the Junior Participating Preferred Stock are in arrears, until all accrued and unpaid dividends and distributions have been paid in full, we will not:

•	declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation) to the Junior Participating Preferred Stock;

•

declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation) with the Junior Participating Preferred Stock, except dividends paid ratably on the Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

•

redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation) to the Junior Participating Preferred Stock, provided that we may at any time redeem, purchase, or otherwise acquire shares of any such junior stock in exchange for shares of stock ranking junior (both as to dividends and upon liquidation) to the Junior Participating Preferred Stock; or

•

redeem or purchase or otherwise acquire for consideration any shares of Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as our board of directors determines in good faith will result in fair and equitable treatment among the respective series or classes.

Michigan Anti-Takeover Legislation

Chapter 7A of the MBCA, may affect attempts to acquire control of us. In general, under Chapter 7A, “business combinations” (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an “interested shareholder” (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation’s outstanding shares) can only be consummated if approved by at least 90% of the votes of each class of the corporation’s shares entitled to vote and by at least two-thirds of such voting shares not held by the “interested shareholder” or affiliates, unless five years have elapsed after the person involved became an “interested shareholder” and unless certain price and other conditions are satisfied. The requirements of Chapter 7A do not apply to business combinations with an interested shareholder that our board of directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder. In connection with the Recapitalization and the Exchange, the board exempted the selling shareholders from the requirements of Chapter 7A.

Transfer Agent and Registrar

We have appointed Computershare as our transfer agent and registrar for our common stock.

SELLING SHAREHOLDERS

The table below sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders immediately prior to the date of this prospectus, the number of Shares that may be offered pursuant to this prospectus and the number of shares of common stock that will be beneficially owned by the selling shareholders after the sale of the maximum number of shares offered. This information is based upon information provided to us by the selling shareholders. The percentage of shares held is based on a total of 77,913,695 shares of our common stock outstanding as of October 22, 2009.

Name	Number of Shares of Common Stock Beneficially Owned Before the Offering(1)		Percent of Common Stock Beneficially Owned Before the Offering(1)(2)		Maximum Number of Shares of Common Stock Offered(1)		Number of Shares of Common Stock Beneficially Owned After the Sale of the Maximum Number of Shares Offered		Percent of Common Stock Beneficially Owned After the Sale of the Maximum Number of Shares Offered(2)
OEPX, LLC(3)	33,237,893	(3)(4)	40.3	%(3)(4)	33,139,957	(3)	97,936	(4)	*
Sagard Capital Partners, L.P.(5)	13,307,857	(5)(6)	16.8	%(5)(6)	13,258,889	(5)	48,968	(6)	*
Tinicum Capital Partners II, L.P.(7)	11,656,303	(7)	14.7	%(7)	11,656,303	(7)	—		—
Tinicum Capital Partners II Parallel Fund, L.P.(7)	60,621	(7)	*	(7)	60,621	(7)	—		—
Tinicum Capital Partners II Executive Fund L.L.C.(7)	34,870	(7)	*	(7)	34,870	(7)	—		—

*	Less than one percent

(1)	Includes the following number of shares which each selling shareholder may acquire upon the exercise of the Warrants issued to the selling shareholders in the Exchange: 4,568,528 shares by OEP, 1,451,345 shares by Sagard, 1,468,100 shares by Tinicum Capital Partners II, L.P., a Delaware limited partnership, or TCP II, 7,635 shares by Tinicum Capital Partners II Parallel Fund, L.P., a Delaware limited partnership, or TCP Parallel, and 4,392 shares by Tinicum Capital Partners II Executive Fund L.L.C., a Delaware limited liability company, or TCP Executive. The Warrants will expire on August 18, 2019. The number of shares issuable upon exercise of the Warrants is subject to certain anti-dilution adjustments.

(2)	The percentage of shares held is calculated for each selling shareholder on the basis of the number of outstanding shares of common stock held, plus common stock that the selling shareholder has the right to acquire beneficial ownership of within 60 days (including shares issuable upon exercise of the Warrants).

(3)	OEP owns 28,571,429 shares of our common stock, all of which were issued to OEP in the Recapitalization, and a Warrant acquired in the Exchange exercisable for 4,568,528 Shares as further described in footnote 1 above. OEP, One Equity Partners III, L.P., a Cayman Islands limited partnership, or OEP III, OEP General Partner III, L.P., a Cayman Islands limited partnership, or OEP GP III, and OEP Holding Corporation, a Delaware corporation, or OEP Holding, jointly file a single Schedule 13D with respect to the shares and other securities held by OEP. OEP and the other entities that jointly file a Schedule 13D with OEP are referred to herein as the OEP Entities. The managing member of OEP is OEP III; the sole general partner of OEP III is OEP GP III and the sole general partner of OEP GP III is OEP Holding; Bank One Investment Corporation, a Delaware corporation, or BOI, owns all of the outstanding capital stock of OEP Holding; JPMorgan Capital Corporation, a Delaware corporation, or JPM CC, owns all of the outstanding capital stock of BOI; Banc One Financial LLC, a Delaware limited liability company, or BOF LLC, owns all of the outstanding capital stock of JPM CC; and JPMorgan Chase & Co., a Delaware corporation, or JPMC, owns all of the outstanding equity interests of BOF LLC. Under the rules of the SEC, each OEP Entity may be deemed to beneficially own shares of common stock beneficially owned by each of the other OEP Entities. The address of each OEP Entity is 320 Park Avenue, 18th Floor New York, New York 10022.

(4)	Messrs. David M. Cohen and Colin M. Farmer are two of the three individuals designated by OEP to serve on our board of directors as further described in “Description of Capital Stock—Certain Anti-Takeover Provisions of Our Restated Articles of Incorporation and Amended and Restated Bylaws—Board of Directors.” Each of Messrs. Cohen and Farmer are officers of OEP Holding. In connection with their service on our board of directors, each of Messrs. Cohen and Farmer have each received grants of an aggregate of 41,870 shares of restricted common stock and options to acquire 7,098 shares exercisable within 60 days that are deemed outstanding pursuant to Rule 13d-3 of the Exchange Act under our 2008 Omnibus Long Term Incentive Plan. Each of Messrs. Cohen and Farmer holds these shares of restricted stock and stock options for the benefit of OEP III. As a result, OEP and the other OEP Entities may be deemed to beneficially own shares of common stock beneficially owned by Messrs. Cohen and Farmer and such shares are included in the selling shareholder table. The shares held by Messrs. Cohen and Farmer are not being registered for resale under the registration statement of which this prospectus is a part.

(5)	Sagard owns 11,807,544 shares of our common stock, of which 9,076,667 shares were issued to Sagard in the Recapitalization, and a Warrant acquired in the Exchange exercisable for 1,451,345 Shares as further described in footnote 1 above. Sagard, Sagard Capital Partners GP, Inc., a Delaware corporation, or Sagard GP, and Sagard Capital Partners Management Corporation, a Delaware corporation, or Sagard Management, jointly file a single Schedule 13D with respect to the shares and other securities held by Sagard. Sagard and the other entities that jointly file a Schedule 13D with Sagard are referred to herein as the Sagard Entities. Sagard Management is the investment manager of Sagard and Sagard GP is the general partner of Sagard. Under the rules of the SEC, each Sagard Entity may be deemed to beneficially own shares of common stock beneficially owned by each of the other Sagard Entities. As a result of direct and indirect securities holdings, Power Corporation of Canada and Mr. Paul G. Desmarais may each be deemed (i) to control the Sagard Entities, although this filing shall not be construed as an admission that any such control relationship actually exists, and (ii) to beneficially own the securities held by the Sagard Entities. Each of the Sagard Entities, Power Corporation of Canada and Mr. Paul G. Desmarais disclaims beneficial ownership (as defined in Rule 16a-1(a)(2) of the Exchange Act) of the securities held by the Sagard Entities except to the extent of its pecuniary interest therein. The address of each Sagard Entity is 325 Greenwich Avenue, Greenwich, Connecticut 06830.

(6)	Mr. Daniel Friedberg is the individual designated by Sagard to serve on our board of directors as further described in “Description of Capital Stock—Certain Anti-Takeover Provisions of Our Restated Articles of Incorporation and Amended and Restated Bylaws—Board of Directors.” Mr. Friedberg is the President and Chief Executive Officer of Sagard Management. In connection with his service on our board of directors, Mr. Friedberg has received grants of an aggregate of 41,870 shares of restricted common stock and options to acquire 7,098 shares exercisable within 60 days that are deemed outstanding pursuant to Rule 13d-3 of the Exchange Act under our 2008 Omnibus Long Term Incentive Plan. Mr. Friedberg holds these shares of restricted stock and stock options for the benefit of Sagard Management. As a result, Sagard and the other Sagard Entities may be deemed to beneficially own shares of common stock beneficially owned by Mr. Friedberg and such shares are included in the selling shareholder table. The shares held by Mr. Friedberg are not being registered for resale under the registration statement of which this prospectus is a part.

(7)

TCP II owns 10,188,203 shares of our common stock, of which 9,181,451 shares were issued to TCP II in the Recapitalization, and a Warrant acquired in the Exchange exercisable for 1,468,100 Shares as further described in footnote 1 above. TCP Parallel owns 52,986 shares of our common stock, of which 47,750 shares were issued to TCP Parallel in the Recapitalization, and a Warrant acquired in the Exchange exercisable for 7,635 Shares. TCP Executive owns 30,478 shares of our common stock, of which 27,466 shares were issued to TCP Executive in the Recapitalization, and a Warrant acquired in the Exchange to receive 4,392 Shares. TCP II, TCP Parallel and TCP Executive, Tinicum Lantern II L.L.C., a Delaware limited liability company, or TCP Manager, Terence M. O’Toole and Eric M. Ruttenberg, or the Tinicum Entities, jointly file a single Schedule 13D with respect to the shares and other securities held by the Tinicum Entities. TCP Manager is the general partner of each of TCP II and TCP Parallel and the managing member of TCP Executive. Under the rules of the SEC, each Tinicum Entity may be deemed to beneficially own shares of common stock beneficially owned by each of the other Tinicum Entities. Shares beneficially owned by each Tinicum Entity indirectly as a result of holdings of the other Tinicum Entities have been excluded for purposes of the presentation of the beneficial ownership of our common stock. The address of each Tinicum Entity is 800 Third Avenue, 40th Floor, New York, New York 10022.

PLAN OF DISTRIBUTION

The selling shareholders may from time to time offer and sell, separately or together, some or all of the shares of common stock covered by this prospectus. Registration of shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

The selling shareholders may transfer the shares of commons stock acquired in the Recapitalization unless, pursuant to any such transfer, the transferee would acquire beneficial ownership of 10% or more of our issued and outstanding common stock. In addition, the shares of common stock covered by this prospectus include shares issuable upon the exercise of the Warrants acquired by the selling shareholders in the Exchange.

We will not receive any proceeds from the sale of the Shares of common stock by the selling shareholders.

The selling shareholders may sell the Shares in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through any other methods described in a prospectus supplement.

Neither we nor the selling shareholders have entered into any agreements, understandings or arrangements with any underwriters or dealers regarding the sale of Shares of common stock covered by this prospectus. At any time a particular offer of the Shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus or prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

The Shares may also be sold in one or more of the following transactions, or in any transactions described in a prospectus supplement:

•	block transactions in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchase by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through the writing of options; or

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The Shares that the selling shareholders sell by any of the methods described above may be sold to the public, in one or more transactions, either:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices

•	at varied prices determined at the time of sale; or

•	at negotiated prices.

Underwriters and agents may be entitled under agreements entered into with the selling shareholders to indemnification by us and/or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may engage in transactions with, or perform services for, us, our affiliates, the selling shareholders and their affiliates in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in any applicable prospectus supplement, certain legal matters in connection with the securities will be passed upon for us by Warner Norcross & Judd LLP, Grand Rapids, Michigan.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the fiscal year ended January 3, 2009 (including the financial statement schedule appearing therein) and the effectiveness of our internal control over financial reporting as of January 3, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the securities to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and the securities to be sold in this offering, you should refer to the registration statement.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act. You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the Public Reference Room at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, are also available to you on the internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus the documents we file with the SEC. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We are incorporating by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 filed with the SEC on March 19, 2009;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, 2009 and July 4, 2009 filed with the SEC on May 14, 2009 and August 13, 2009, respectively;

•	our Current Reports on Form 8-K filed with the SEC on January 14, 2009 (excluding Item 2.02 and Exhibit 99.1), August 20, 2009, August 28, 2009 and October 16, 2009;

•

the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on July 16, 1986, including all amendments and reports filed for the purpose of updating such description; and

•

the description of our preferred stock purchase rights set forth in our Registration Statement on Form 8-A filed on March 29, 2002, including the amendments filed on Form 8-A/A on August 20, 2008 and August 20, 2009 and any other amendments and reports filed for the purpose of updating such description.

We do not incorporate portions of any document that is either (a) described in paragraphs (d)(1) through (3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (b) furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. We hereby incorporate by reference all future filings by us made pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, X-Rite, Incorporated, 4300 44th Street, S.E., Grand Rapids, Michigan 49512, telephone: (616) 803-2100.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the following table:

SEC Registration Fee	$6,409
Printing and Engraving Expenses	$100,000	*
Legal Fees and Expenses	$300,000	*
Accounting Fees and Expenses	$100,000	*
Miscellaneous	$43,591	*

Total	$550,000	*

*	Estimated

Item 15. Indemnification of Directors and Officers

X-Rite’s restated articles of incorporation require indemnification of its past and present directors, officers and employees to the fullest extent permitted under the MBCA. Under the MBCA, directors and officers are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. Under the MBCA, a corporation may indemnify any director, officer, employee or agent involved in a third party action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlements if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. In addition, a corporation may indemnify any director, officer, employee or agent involved in a derivative action against expenses (including attorneys’ fees) and reasonable settlements if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation or its shareholders; indemnification is not permitted, however, if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case. If a director or officer has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under the MBCA. Furthermore, under the MBCA a corporation may advance expenses incurred by officers, directors, employees and agents in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.

The MBCA also authorizes a Michigan corporation to provide indemnification broader than that set forth in the MBCA and its articles of incorporation. Pursuant to this authority, X-Rite has entered into indemnification agreements with each of its directors, which provide a contractually enforceable right of indemnification to the fullest extent permitted by law irrespective of the kind of claim or outcome. X-Rite is not liable under the agreements where the claim involved intentional misconduct, a knowing violation of law or an improper personal benefit to the indemnitee, the claim involved certain unlawful disbursements of corporate funds or other assets, the claim involved a violation of Section 16(b) of the Exchange Act, or similar provision of state law or where indemnification is otherwise prohibited by law.

X-Rite’s amended and restated bylaws require X-Rite to indemnify, to the fullest extent authorized or permitted by the MBCA, any person, and his or her estate and personal representatives, who is made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director of X-Rite or served any other enterprise at X-Rite’s request. In addition, X-Rite’s amended and restated bylaws require X-Rite to indemnify, to the fullest extent authorized or permitted by the MBCA, any officer or former officer of X-Rite, and his or her estate and personal representatives, who is made or threatened to be made a party to an action, suit, or proceeding, whether civil, criminal, administrative or investigative, that in any way involves or is related to such officer’s or former officer’s duties, as specifically set forth by X-Rite’s board of directors, involving any of the following: (a) dealing with persons buying, selling, proposing to buy or sell, or otherwise holding any securities issued by X-Rite, (b) dealing with securities analysts or any other security industry professionals with respect to securities issued by X-Rite, or (c) signing any statements certifying to the public, to the SEC, or to any securities exchange, X-Rite’s financial statements or any other reports of X-Rite. The determination as to whether any officer or former officer of X-Rite is entitled to indemnification under X-Rite’s amended and restated bylaws is made by X-Rite’s board of directors in its sole discretion.

As permitted by the MBCA, X-Rite has purchased directors’ and officers’ liability insurance for its directors and officers.

Item 16. Exhibits

Exhibit Number	Description
1*	Underwriting Agreement

3.1	Restated Articles of Incorporation as filed with the Michigan Department of Commerce—Corporation & Securities Bureau on March 11, 1986 (filed as an exhibit to our Form S-18/A dated April 10, 1986 (Registration No. 33-3954C) and incorporated herein by reference).

3.2	Certificate of Amendment to Restated Articles of Incorporation adding Article IX as filed with the Michigan Department of Commerce—Corporation & Securities Bureau on May 13, 1987 (filed as an exhibit to our Form 10-Q for the quarter ended June 30, 1987 (Commission File No. 0-14800) and incorporated herein by reference).

3.3	Certificate of Amendment to Restated Articles of Incorporation amending Article III as filed with the Michigan Department of Commerce—Corporation & Securities Bureau on May 19, 1992 (filed as an exhibit to our Form 10-K for the year ended January 3, 2009 (Commission File No. 0-14800) and incorporated herein by reference).

3.4	Certificate of Amendment to Restated Articles of Incorporation amending Article III as filed with the Michigan Department of Commerce—Corporation & Securities Bureau on December 11, 1995 (filed as an exhibit to our Form 10-K for the year ended December 31, 1995 (Commission File No. 0-14800) and incorporated herein by reference).

3.5	Certificate of Amendment to Restated Articles of Incorporation amending Article IV as filed with the Michigan Department of Commerce—Corporation & Securities Bureau on December 21, 1998 (filed as an exhibit to our Form 10-K for the year ended January 2, 1999 (Commission File No. 0-14800) and incorporated herein by reference).

3.6	Certificate of Amendment to Restated Articles of Incorporation amending Article III as filed with the Michigan Department of Labor and Economic Growth—Bureau of Commercial Services on June 9, 2008 (filed as an exhibit to our Form 10-K for the year ended January 3, 2009 (Commission File No. 0-14800) and incorporated herein by reference).

3.7	Certificate of Designation, Preferences and Rights of Series A Preferred Stock as filed with the Michigan Department of Labor and Economic Growth—Bureau of Commercial Services on August 18, 2009 (filed as an exhibit to our Form 8-K dated August 20, 2009 (Commission File No. 0-14800) and incorporated herein by reference).

3.8	Second Amended and Restated Bylaws of X-Rite, Incorporated (filed as an exhibit to our Form 8-K dated August 20, 2008 (Commission File No. 0-14800) and incorporated herein by reference).

4.1	X-Rite, Incorporated common stock certificate specimen (filed as an exhibit to our Form 10-Q for the quarter ended June 30, 1986 (Commission File No. 0-14800) and incorporated herein by reference).

4.2	Shareholder Protection Rights Agreement, dated as of March 29, 2002, including as Exhibit A the form of Rights Certificate and of Election to Exercise, and as Exhibit B the form of Certificate of Adoption of Resolution Designating and Prescribing Rights, Preferences and Limitations of Junior Participating Preferred Stock of the Company (filed as an exhibit to our Form 10-K for the year ended December 29, 2001 (Commission File No. 0-14800) and incorporated herein by reference).

4.3	Amendment No. 1, dated as of August 20, 2008, to Shareholder Protection Rights Agreement, between X-Rite, Incorporated and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) (filed as an exhibit to our Form 8-A/A filed on August 20, 2008 (Commission File No. 0-14800) and incorporated herein by reference).

4.4	Amendment No. 2, dated as of August 18, 2009, to Shareholder Protection Rights Agreement, between X-Rite, Incorporated and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) (filed as an exhibit to our Form 8-A/A filed on August 20, 2009 (Commission File No. 0-14800) and incorporated herein by reference).

5.1**	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of independent registered public accounting firm, Ernst & Young LLP.

23.2**	Consent of Warner Norcross & Judd LLP (included in the opinion filed as Exhibit 5.1).

24**	Powers of Attorney.

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K.

**	Previously filed.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained is a form of prospectus filed pursuant to rule 424(b) that is part of the registration statement.

(2)	That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, if the registrant is relying on Rule 430B of the Securities Act of 1933,

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i)(x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser,

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and;

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 will be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on October 28, 2009.

X-RITE, INCORPORATED

By:	/s/ Thomas J. Vacchiano
Thomas J. Vacchiano Jr., Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on October 28, 2009.

Signature	Title

/s/ Thomas J. Vacchiano Thomas J. Vacchiano Jr.	Director and Chief Executive Officer (Principal Executive Officer of the Registrant)

/s/ Rajesh K. Shah Rajesh K. Shah	Chief Financial Officer (Principal Financial Officer of the Registrant)

/s/ Jeffrey D. McKee Jeffrey D. McKee	Controller (Principal Accounting Officer of the Registrant)

* Gideon Argov	Director

* David M. Cohen	Director

* David A. Eckert	Director

* Colin M. Farmer	Director

* Daniel M. Friedberg	Director

* L. Peter Frieder	Director

* John E. Utley	Director

* Mark D. Weishaar __________ * Pursuant to Power of Attorney	Director

/s/ Thomas J. Vacchiano Jr. Attorney-in-fact